As filed with the Securities and Exchange Commission on August 17, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERIX CORPORATION

(Exact name of Registrant as specified in its charter)

Oregon	93-1135197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

503-716-3700

(Address of principal executive offices, including zip code)

MERIX CORPORATION 2006 EQUITY INCENTIVE PLAN

MERIX CORPORATION 2000 NONQUALIFIED STOCK OPTION PLAN

(Full title of the plan)

Michael D. Burger

President and Chief Executive Officer

Merix Corporation

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

503-716-3700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Patrick J. Simpson

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, Oregon 97209-4128

503-727-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, no par value, under the Merix Corporation:
2006 Equity Incentive Plan	1,315,477(2)	$6.38	$8,392,743.26	$257.66
2000 Nonqualified Stock Option Plan	2,000,000	$6.38	$12,760,000.00	$391.73
Total:	3,315,477	$6.38	$21,152,743.26	$649.39

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	The Registrant suspended its 1994 Stock Incentive Plan (the “1994 Plan”) with respect to issuances of new stock option grants thereunder, effective October 5, 2006, and adopted a new plan, the 2006 Equity Incentive Plan (the “2006 Plan”), effective as of October 5, 2006. Pursuant to the terms of the 2006 Plan, up to 565,477 shares previously available for issuance but not issued or subject to outstanding options under the 1994 Plan may now be issued under the 2006 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $6.38 based on the average of the high sales price $6.38 and the low sales price $6.38 for the Registrant’s Common Stock as reported by the Nasdaq Global Market on August 14, 2007.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 26, 2007 filed on August 14, 2007 which contains audited financial statements for the most recent fiscal year for which such statements have been filed; and

(b) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on April 6, 1994 (File No. 000-23818) under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are an Oregon corporation. Section 60.047 of the Oregon Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty, bad faith, intentional misconduct, knowing violations of law, illegal corporate distributions, or any transaction from which the director receives an improper personal benefit. Article V of our articles of incorporation contains provisions implementing such limitations on a director’s liability to the registrant and its shareholders.

Sections 60.391 through 60.414 of the Oregon Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VI of our articles of incorporation provides for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Oregon law.

We may also indemnify our directors and officers against liability they may incur for serving in those capacities pursuant to a liability insurance policy we maintain for this purpose. In addition, we have contractually agreed to indemnify each of our executive officers and directors for any liability they may incur by reason of the fact that they serve in that capacity, including liability under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore unenforceable.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

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Item 8.	EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Merix Corporation 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 4, 2007 (File No. 000-23818))

99.2	Merix Corporation 2000 Nonqualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended May 25, 2002 (File No. 000-23818))

Item 9.	UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on August 17, 2007.

Merix Corporation

By:	/S/ MICHAEL D. BURGER
Michael D. Burger
Director, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Michael D. Burger, Kelly E. Lang or Russell S. Pattee, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on August 17, 2007.

Signature	Title

/S/ MICHAEL D. BURGER Michael D. Burger	Director, President and Chief Executive Officer (Principal Executive Officer)

/S/ KELLY E. LANG Kelly E. Lang	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ RUSSELL S. PATTEE Russell S. Pattee	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)

/S/ CHEE W. CHEUNG Chee W. Cheung	Director

/S/ KIRBY A. DYESS Kirby A. Dyess	Director

/S/ DONALD D. JOBE Donald D. Jobe	Director

/S/ GEORGE H. KERCKHOVE George H. Kerckhove	Director

/S/ DR. WILLIAM W. LATTIN Dr. William W. Lattin	Director

/S/ WILLIAM C. MCCORMICK William C. McCormick	Chairman of the Board

/S/ ROBERT C. STRANDBERG Robert C. Strandberg	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Merix Corporation 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 4, 2007 (File No. 000-23818))

99.2	Merix Corporation 2000 Nonqualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended May 25, 2002 (File No. 000-23818))

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